Exhibit 10.1

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of the 2nd day of September, 2010 by and between Waterbury Companies, Inc., a Delaware corporation (“Waterbury”), Air Guard Control (Canada) Limited, a Canadian Federal Corporation (“Air Guard,” and together with Waterbury, each a “Service Provider,” and, collectively, the “Service Providers”), Amrep, Inc., a Delaware Corporation (the “US Buyer”), and Acuity Holdings, Inc., a Quebec corporation (the “Canadian Buyer” and each of the US Buyer and the Canadian Buyer being individually referred to herein as a “Buyer” and, collectively, as the “Buyers,” and together with Service Providers, each a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, prior to the consummation of the transactions contemplated by the Asset Purchase Agreement (as defined below), Waterbury and Air Guard carried on the business of, among other things, manufacturing certain air hygiene and pest control products in a manufacturing facility located in Louisiana (the “Facility”), through an office in Waterbury Connecticut (the “Connecticut Office”) and through a location in Ontario, Canada;

WHEREAS, pursuant to that certain Asset Purchase Agreement dated as of July 23, 2010 (the “Asset Purchase Agreement”) by and among Buyers, Amrep IP Holdings, LLC a Delaware limited liability company (the “IP Buyer”), Waterbury, Air Guard Control Corporation (“Air Guard Control”) and Air Guard, Buyers and IP Buyer have purchased, and Waterbury, Air Guard and Air Guard Control have sold, certain assets relating to the businesses of Waterbury, Air Guard and Air Guard Control;

WHEREAS, the Parties desire that Waterbury and Air Guard provide certain transition services for Buyers as set forth herein; and

WHEREAS, the Parties are entering into this Agreement pursuant to Sections 6.1(f)(viii) and 6.2(f)(iv) of the Asset Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the agreements of the Parties contained herein and in the Asset Purchase Agreement, and intending to be legally bound, the Parties hereby agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Asset Purchase Agreement.

2. Transition Period. Unless a different time period is specified (with respect to each such service) in the Exhibits hereto or this Agreement is otherwise terminated prior to such date pursuant to the terms hereof, the term of this Agreement shall begin on the date hereof and expire on May 31, 2011 (the “Final Termination Date”), subject, (i) in the case of any termination date or service period set forth in any Exhibit hereto or the Final Termination Date, to such extensions as may be mutually agreed by the Parties in writing, and (ii) to the demonstrated need (as opposed to for the sake of convenience) of any Buyer to extend any Service provided herein, provided that with respect to any such extension, the Buyers shall pay an additional ten percent (10%) (the “Premium”) of the fees or costs to be paid by the Buyers to the Service Providers in accordance with this Agreement, provided, further, however, that should any transfer of Registrations or Registration Data not be completed for all purposes in accordance with Applicable Law (including consents or substituted supplemental registrations from the holder of any

Registration necessary for the transfer of any Registration that is a supplemental registration) by May 31, 2011, each Party’s obligations with respect to the Registration Services (as defined in Schedule A-7), and to the extent necessary to continue to manufacture, store, offer for sale, sell, ship, and/or deliver products with respect to such Registrations or Registration Data, the Services shall continue (the “Transition Period”) without payment of the Premium. Buyers shall use commercially reasonable efforts to cause its facilities to be registered as “EPA Establishments” or for Buyers to obtain sub-registrant or other necessary certifications that will allow Buyers to manufacture the Products (as defined below) at its facilities in accordance with Applicable Law.

3. Termination.

(a) Any Service Provider may terminate this Agreement: (i) upon the failure by Buyers to pay any amount due under Section 14 where such failure is not cured by Buyers within fifteen (15) days after receipt of notice thereof; or (ii) in the event of a material breach by Buyers of any other provision in this Agreement, where such breach is not cured by Buyers within thirty (30) days after receipt of notice by Buyers to cure such breach.

(b) Unless another termination notice period is set forth in the applicable Exhibit, Buyers may terminate this Agreement or direct that Service Providers no longer provide any particular category of Services (as defined herein) or any portion thereof at any time effective immediately upon not less than thirty (30) days prior written notice to Service Providers, provided, however, that if the provisions of the Worker Adjustment and Retraining Notification Act of 1988 (as amended or modified from time to time, the “WARN Act”) are applicable to Waterbury at such time, the notice period required by this provision shall not be less than seventy (70) days prior written notice to Service Providers.

(c) Any Service Provider (on one hand) or any Buyer (on the other hand) may terminate this Agreement, in whole or in part, in the event a Service Provider or a Buyer (as the case may be) (i) becomes or is declared insolvent or bankrupt, (ii) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within sixty (60) calendar days or (iii) makes an assignment for the benefit of its creditors.

(d) No termination of this Agreement, in whole or in part, shall discharge, affect or otherwise modify in any manner the rights and obligations of the Parties that have accrued or have been incurred prior to such termination.

Notwithstanding anything to the contrary set forth herein or in the Asset Purchase Agreement, the Buyers shall indemnify, defend and hold harmless Service Providers and their Affiliates officers, directors, employees, representatives and agents (collectively, “Service Provider Affiliated Parties”) from and against any and all Losses incurred by any of them arising out of or otherwise with respect to the WARN Act in the event (i) Buyers fail to provide any Service Provider with notice at the times required under this Agreement or (ii) any Service Provider terminates this Agreement under Section 3(a).

4. Description of Services.

(a) During the Transition Period and subject to the terms and conditions of this Agreement, Service Providers shall provide, shall cause Watco International Holdings Corp. (“Watco”) to provide, and/or request their third party consultants and advisors (collectively, “Third Party Advisors”) who have historically provided such services to provide to Buyers those services described on Exhibits A-1 through A-8 hereto (the “Exhibit Services”); provided that to the extent that Buyers identify any additional services necessary for Buyers to conduct their businesses during the Transition Period, the Parties shall negotiate in good faith the provision of such additional services, the terms and conditions of such services, and the fees and costs to be paid by the Buyers pursuant to this Agreement for such services (all such services, collectively with the Exhibit Services, being the “Services”). For purposes of clarity, in no event shall any of the Services include any services of Robert Potvin.

(b) Notwithstanding the provision of any Services hereunder, (i) Buyers shall have no charge, management or control of the Facility during the Transition Period and this Agreement shall in no way be deemed to convey to Buyers any title to the Facility or the Connecticut Office or any right to occupy the same and (ii) Buyers shall not have and shall not be deemed to have any control over or responsibility for the employees, consultants, or advisors of any Service Provider. Buyers are not, and shall not be, the employer of, or have any liability or obligation with respect to any employee, consultant or advisor of any Service Provider by virtue of having signed this Agreement.

5. Buyers’ Representatives; Transition Timing. The Exhibits A-1 through A-8 set forth a designated representative or representatives of the Buyers to coordinate with the senior management team of Watco and senior personnel at the Facility and/or the Connecticut Office for each category of Services to be provided hereunder. During the Transition Period, Buyers may change such representatives by written notice to the Service Providers. Buyers agree to use commercially reasonable efforts to end their need for the Services as soon as reasonably practicable, provided, however, that notwithstanding the foregoing, Buyers shall provide Service Providers with notice at the times required under this Agreement.

6. General Limitations.

(a) Service Providers shall use commercially reasonable efforts to provide the Services; provided, however, that Service Providers shall have no liability in the event that they are unable to fulfill any of their obligations hereunder if (i) Buyers transfer to their manufacturing facilities, or otherwise limit Service Providers’ full access to, any Transferred Equipment and/or Inventory which is reasonably necessary for such Service Provider to fulfill its obligations hereunder, (ii) Buyers fail to timely provide Service Providers with customer information they are required to provide, and/or (iii) any Service Provider is unable to retain those employees whose employment is, in such Service Provider’s sole opinion, necessary for such Service Provider to satisfactorily fulfill its obligations hereunder, and, after using its good faith efforts to do so, is unable to promptly replace such vacancies with appropriately skilled replacement employees. Service Providers shall not be required to provide any Service to the extent that such Service was performed by any employee of Service Provider that is hired by any Buyer.

(b) In the event that Service Providers encounter or anticipate encountering a material change in production capacity or encounter or anticipate encountering material difficulties in meeting or filling Buyers’ orders, or otherwise performing any of the Services, they shall promptly so notify Buyers; provided that nothing herein shall limit or relieve Service Providers from their obligation to provide any and all of the Services required hereunder.

(c) Except with respect to the obligations Service Providers have to FMC pursuant to that certain Transition Services Agreement between Waterbury and FMC dated February 20, 2009, that certain Manufacturing Agreement between Waterbury and FMC dated February 20, 2009, that certain Supply Agreement between Waterbury and FMC dated February 20, 2009 and the FMC APA (collectively, the “FMC Transaction Documents”) and with regard to Spectrum Brands (the manufacturing obligations set forth therein, collectively, the “FMC/Spectrum Obligations”), no Acquired Assets (as defined in Schedule A-1 hereof) shall be used or otherwise made available for any purpose except as described herein. Except for the FMC/Spectrum Obligations, the Services described herein shall only be made available for the benefit of the Buyers. For purposes of clarity, Service Providers shall be entitled to utilize the Acquired Assets and the Services described herein to fulfill the FMC/Spectrum Obligations.

7. Indemnity.

(a) Service Providers shall jointly and severally indemnify, defend and hold harmless Buyers, their Affiliates, officers, directors, employees, representatives and agents (collectively, “Buyer Affiliated Parties”), from and against any and all Losses resulting from: (i) the negligence or other tortious acts of any Service Provider, its employees, representatives or agents; (ii) any misrepresentation or breach of any of the covenants or other commitments of any Service Provider in this Agreement; (iii) any misrepresentation in or omission from any certificate or document furnished or to be furnished to Buyers hereunder; (iv) any misstatement or breach of any representation or warranty under and pursuant to this Agreement; (v) any Service Provider’s past, current or future operation of the Facility with respect to handling or disposal of wastes or other compliance with environmental, health or safety laws; (vi) except to the extent an Assumed Liability under the Asset Purchase Agreement or Losses for which Buyers are obligated to indemnify a Service Provider hereunder, any Service Provider’s past, current or future obligations in respect of employment of its employees or any other labor related liability; (vii) except to the extent resulting from acts of any Buyer Affiliated Party, performance of the FMC/Spectrum Obligations; or (viii) the costs to comply with or Service Provider’s failure to comply with the requirements of Section 3 of Exhibit A-7 or the failure of the Service Provider to comply with any Applicable Law related to labels or labeling (each, an “Indemnifiable Loss,” and, collectively, “Indemnifiable Losses”). Notwithstanding the foregoing, except with respect to Third-Party Claims or claims pursuant to clause (viii) of this Section 7(a), no indemnifying party hereunder shall be obligated to indemnify an indemnified party under this Agreement for any consequential, incidental, indirect, special or punitive damages, lost profits, or opportunity costs, diminution of value or similar items or damages or losses calculated as a multiple of damages or as a multiple of earnings, profits, contribution margin or similar items.

(b) Except with respect to Indemnifiable Losses resulting from, related to, or arising out of performance of the FMC/Spectrum Obligations or claims pursuant to clause (viii) of Section 7(a), Service Providers will not have any obligation to indemnify Buyers with respect to Indemnifiable Losses until the aggregate of all such Indemnifiable Losses exceeds an amount equal to One Hundred and Fifty Thousand Dollars ($150,000) (the “TSA Basket”) (at which point Service Providers will be obligated to indemnify Buyers for (but only for) such Indemnifiable Losses in excess of the TSA Basket).

(c) Except with respect to Indemnifiable Losses resulting from the performance of the FMC/Spectrum Obligations or claims pursuant to clause (viii) of Section 7(a), the aggregate liability of the Service Providers (collectively) to indemnify the Buyer Affiliated Parties from and against the Indemnifiable Losses under this Agreement shall not exceed two million dollars ($2,000,000).

(d) Notwithstanding the foregoing, so long as Service Providers provide the Services in accordance with the terms and conditions of this Agreement or the terms and conditions of the FMC/Spectrum Obligations (including without limitation provisions of Section 10 and Section 12 hereof), Service Providers shall not have any liability to Buyers or any obligation to indemnify Buyers from and against any Indemnifiable Losses (i) to the extent arising out of or relating to defects in the raw materials supplied or provided to Service Providers hereunder by Buyers, (ii) to the extent arising out of or relating to raw materials Buyers direct Service Providers to otherwise acquire, (iii) to the extent arising out of or relating to Services provided by a Third Party Advisor, the services of whom were directed to be used by Buyers, or (iv) to the extent arising out of or relating to changes made or actions taken by Buyers hereunder.

(e) Buyers shall jointly and severally indemnify, defend and hold harmless Service Providers, their Affiliates, officers, directors, employees, representatives and agents (the “Service Provider Affiliated Parties”) from and against any and all Losses resulting from the negligence or other tortious acts of any Buyer, its employees, representatives or agents. The aggregate liability of Buyers (collectively) to indemnify the Service Provider Affiliated Parties under this Agreement shall not exceed two million dollars ($2,000,000).

8. Compliance with Applicable Law. Service Providers are and shall continue to be in compliance in all material respects with all Applicable Laws applicable to such Service Provider’s performance of Services hereunder, property insurance requirements and waste removal, disposal, storage handling and other legal requirements. Service Providers have all Permits that are necessary to perform the Services in all material respects.

9. The Facility.

(a) Each Service Provider represents and covenants that:

(i) the Facility and each other location where any of the products that were included in the Acquired Assets (the “Products”) are located are registered establishments in compliance in all material respects with all Applicable Laws and, at all times during the Transition Period, shall be in compliance in all material respects with all Applicable Laws;

(ii) all wastes arising out of manufacture hereunder will be handled, stored, treated and disposed of, in compliance in all material respects with Applicable Laws; provided that nothing herein shall limit the obligation of Service Providers to, at all times, be solely responsible for their compliance with all applicable Environmental Laws and nothing herein shall cause or give Buyers any obligation or responsibility for any compliance with Environmental Laws at the Facility, the Connecticut Office or otherwise applicable to the Service Providers;

(iii) the Facility is registered with the US Environmental Protection Agency as required by all Applicable Laws and is operated and will be operated in all cases in all material respects in accordance with all Applicable Laws;

(iv) Service Providers shall keep such records and submit such reports as are required by any Governmental Entity or otherwise in accordance in all material respects with all Applicable Laws;

(v) each Service Provider is familiar with the requirements of applicable safety laws and codes governing the manufacture of the Products and will follow good manufacturing practices in production, packaging and storage of the Products as generally recognized in the industry; and

(vi) it shall notify Buyers in writing within five (5) Business Days of receipt of any notice any Service Provider receives from any Governmental Entity that expressly states that it is not in compliance with any material Applicable Laws relating to or involving the Products or any Service Provider’s manufacture thereof. Service Providers shall also notify Buyers in writing of the adoption of any new requirement relating to the manufacturing of the Products of which any Service Provider becomes aware.

(b) Service Providers shall promptly notify Buyers (in advance, if possible) of any inspection by a representative of any Governmental Entity involving or relating to the Facility, any of Products (or and products that are the subject of the FMC/Spectrum Obligations), raw materials, packaging materials, labeling and other agreed forms of packaging of the Products (and products that are the subject of the FMC/Spectrum Obligations), and, except to the extent restricted by the confidentiality provisions in the FMC Transaction Documents (the “FMC Confidentiality Obligations”), Buyers may, if they choose, be present at any such inspection. If Buyers cannot or fail to attend such inspection, representatives of Service Providers shall, upon Buyers’ request, provide Buyers with all relevant details relating to the inspection.

(c) Service Providers shall use commercially reasonable efforts to follow the Product Care™ guidelines attached hereto as Exhibit B hereto (the “Product Care Guidelines”).

(d) Service Providers acknowledge that the Asset Purchase Agreement conveyed to the Buyers the Transferred Equipment to be used by Service Providers to provide the Services. In addition to the Services provided herein, Service Providers shall maintain all such Transferred Equipment in accordance with the maintenance requirements recommended by the manufacturer or (to the extent more stringent) the maintenance schedule conducted by the Service Providers for the twelve (12) month period preceding the date hereof. Except for in respect of the FMC/Spectrum Obligations, Service Providers covenant and agree that they shall not, and will not, use any of the Transferred Equipment, the inventory, supplies or other assets of the Buyers, whether or not at the Facility or the Connecticut Office, for any purpose other than the provision of the Services hereunder. Service Providers shall maintain all records with respect to all such maintenance in all material respects in accordance with Applicable Laws, customary business standards and otherwise in accordance with the Service Providers past practice and shall provide Buyers upon request copies of all such maintenance records.

10. Product Specifications.

(a) Throughout the Transition Period, Service Providers shall ensure that the Products comply with the agreed finished product specifications for each of the Products as set forth in Exhibit C hereto including, without limitation, conforming to all Confidential Statements of Formula and Methods of Manufacture included with any Registration Data (the “Finished Product Specifications”); provided that Buyers may make changes to the Finished Product Specifications to conform with the requirements of Applicable Laws or to reflect developments and changes in the products developed by Buyers and provided, further, that unless Buyers agree to promptly reimburse Service Providers for such costs, the foregoing shall not obligate any Service Provider to make any change or addition that will require any capital expenditures or otherwise increase the costs of the Service Providers hereunder or require the application for new permits or authorizations from any third party by such Service Provider, without the prior agreement of such Service Provider.

(b) Service Providers may not make any changes to production processes used to make Products or the Finished Product Specifications. Service Providers’ existing Management of Change (MOC) procedure shall be modified to include Buyers’ written approval for any changes implemented at the Facility affecting the Products. Notwithstanding the foregoing, nothing in this Agreement will prohibit Service Providers from making changes to the extent required by Applicable Law.

(c) Without limiting the generality of the provisions of this Agreement, in case Buyers choose to no longer market, sell, or offer for sale any Product manufactured at the Facility or in case Buyers no longer desire to have any Product manufactured by Service Providers, Buyers may require Service Providers to stop manufacturing such specified Product by delivering a written notice requiring Service Providers to cease manufacturing a specified Product (a “Stop Notice”). The Stop Notice shall indicate (i) each Product to be discontinued (the “Discontinued Product”) and (ii) the date of which manufacture of such Discontinued Product(s) shall cease. Buyers may deliver more than one Stop Notice during the Transition Period, provided, however, that Buyers shall not deliver any Stop Notice in respect of products that are the subject of the FMC/Spectrum Obligations, and provided, further, that if the provisions of the WARN Act are applicable to Waterbury, then Buyers shall provide no less than seventy (70) days prior written notice to Service Providers.

(d) On ceasing to manufacture the Discontinued Product(s), the Service Providers shall provide to Buyers a statement showing the quantity and description of all ingredients, packaging and raw materials and Products relating to the Discontinued Products which remain with Service Providers and which Service Providers can no longer use in the continued production of the Products (other than the Discontinued Products). Other than in respect of ingredients, packaging and raw materials and Products that are the subject of the FMC/Spectrum Obligations, Buyers undertake to use commercially reasonable efforts to collect the ingredients, packaging and raw materials and Products relating to the Discontinued Products from such Service Provider’s premises within five (5) weeks following issuance of the Stop Notice.

11. Cooperation.

(a) Since Buyers anticipate a close working relationship with Service Providers, Service Providers agree to allow representatives of Buyers to have free access to the Facility during normal business hours and upon reasonable prior notice to Service Providers so long as such access provides minimal interference to the ongoing business operations of the Service Providers and will not violate the FMC Confidentiality Obligations. Service Providers will work with Buyers so as to be highly flexible to change formulation type, packaging and process, both within the capacity, capability, labor flexibility and lead-times of the operations at the Facility and taking into account the FMC/Spectrum Obligations. Buyers will work with Service Providers so as to be highly flexible to change formulation type, packaging and process, within the capacity, capability, labor flexibility and lead-times of the operations at the Facility.

(b) Service Providers shall provide Buyers with daily production and efficiency reports with respect to the operation of the Facility (including with respect to the performance of the FMC/Spectrum Obligations) not later than Monday of each week during the Transition Period. Service Providers shall ensure that the inventory levels of all Products and all raw materials (other than those relating to the products that are the subject of the FMC/Spectrum Obligations) shall not be greater than the average inventory levels maintained by the Service Providers for the twelve (12) month period prior to the date hereof, except (i) to the extent such increased inventory levels are necessary to satisfy increased customer orders or demand or accelerated customer delivery requirements, or (ii) to the extent that Buyers’ otherwise approve such an increase upon the written request of Service Providers, which shall not be unreasonably withheld. Buyers shall be deemed to have approved Service Providers’ request to maintain increased inventory on a reasonable basis in the event that Service Providers provide such request to Buyers in writing and Buyers fail to respond to such request in writing within five (5) Business Days. Service Providers shall use commercially reasonable efforts to ensure that the Facility operates at all times at an efficiency consistent with the operation of the Facility prior to the date hereof.

(c) Service Providers and Buyers shall work cooperatively to identify cost reduction and other efficiency projects relevant to production of the Products (e.g., reduction of active ingredient loss), and, if any are identified, the Parties shall assign a reasonable amount of staff support to seek to develop process solutions that could be implemented at the Facility.

(d) Subject to reasonable prior notice, Buyers shall be permitted to have its experts carry out, during normal business hours, audits of the Facility in the areas of quality, environment, safety and health, Product Care Guidelines and/or operations relating to the Products and, subject to the FMC

Confidentiality Obligations, those products that are the subject of the FMC/Spectrum Obligations, provided that the access granted in connection with such audits will give due regard to minimizing interference with the operations, activities and employees of Service Providers and such access would not violate the terms of any agreement by which any Service Provider is bound or any Applicable Laws. The cost of any such inspection shall be borne by Buyers and Buyers shall ensure that all of its employees or agents (or employees or agents of a third party entrusted by it with the audit) who visit the Facility comply with all security, safety, hygiene and other applicable regulations at the Facility.

(e) Except as provided otherwise herein, Buyers shall make available on a timely basis to Service Providers all information and materials reasonably requested by Service Providers to enable them to provide the Services.

12. Quality Control, Reports and Inspections.

(a) Service Providers shall sample, test and maintain records and samples of all raw material inventory and production lots for all Products manufactured pursuant to this Agreement in the ordinary course of business as required by Applicable Law, customary business practices and otherwise in a manner consistent with such Service Provider’s historical practices, using the same standard of care as such Service Provider used in maintaining records and samples of all raw materials inventory and production lots for its own products during the twelve (12) month period immediately prior to the date hereof but in all cases in accordance with Applicable Law and the Finished Product Specifications. Notwithstanding the foregoing, upon expiration or earlier termination of the Transition Period and except with respect to products that are the subject of the FMC/Spectrum Obligations, Service Providers shall deliver to Buyers all such samples, and copies of all records and other documents relating to the raw materials inventory received and all Products manufactured and packaged and thereafter have no obligation to retain such items.

(b) Service Providers shall conduct quality assurance testing of Products manufactured hereunder in the ordinary course of business in accordance with such Service Provider’s historical practices, using the same standard of care as such Service Provider used in quality assurance testing for its own products during the twelve (12) month period immediately prior to the date hereof but in all cases in accordance with Applicable Law, the Confidential Statements of Formula, Methods of Manufacture, and the Finished Product Specifications.

13. Service Providers’ Insurance.

(a) Service Providers shall, at all times during the term of this Agreement at Service Providers’ sole cost and expense, procure and maintain insurance necessary for its operations, including but not limited to the insurance coverage and amounts set forth below:

(i) Commercial general liability insurance in an amount not less than $7,000,000 per occurrence for bodily injury, property damage and personal and advertising injury including products and completed operations;

(ii) Commercial automobile liability insurance in an amount not less than $1,000,000 per occurrence combined single limit for bodily injury and property damage covering any owned, hired or leased automobile;

(iii) Commercial pollution liability insurance in an amount not less $5,000,000 per occurrence for bodily injury, property damage and clean up expense applying to pollution releases at or associated with any owned, leased or occupied facility of any Service Provider, including above ground storage tanks, any off site releases including non-owned disposal sites and products related pollution;

(iv) Statutory workers’ compensation providing primary coverage for all employees, including any leased employees, and employers liability with limits not less than $1,000,000 for each accident, which such policy shall be endorsed to provide for waiver of subrogation in favor of Buyers and include an alternate employer endorsement for any employees leased to Buyers during the Transition Period;

(v) All risk property insurance covering the replacement cost value of personal property, stock, machinery, equipment, and the personal property of others, including losses directly or indirectly associated with named windstorm, flood and earth Movement, with Buyers named as a loss payee for direct or indirect loss to Buyers’ assets that remain in the care, custody and control of any Service Provider;

(vi) Business interruption and extra expense coverage allowing for 12 months actual loss sustained on an all risk basis, including losses directly or indirectly associated with named windstorm, flood, earth movement and breakdown of the Transferred Equipment, subject to retention of not more than $500,000 per loss event and/or a waiting period not more than 72 hours; and

(vii) Employment practices liability insurance, including coverage for 3rd party discrimination in an amount not less than $1,000,000 per offense.

(b) Except for the employment practices liability policy and the commercial pollution liability policy described above, all coverage must apply on an occurrence basis. Such policies shall be issued by insurance companies that are qualified to do business in the state where work is performed and shall have an A.M. Best rating of at least A. The commercial general liability, commercial auto liability, commercial pollution liability and business interruption policies shall be endorsed to include Buyers, their subsidiaries, directors, employees, agents, affiliates and assigns as additional insured and provide a waiver of subrogation in favor of Buyers. Specific to liability policies (e.g., commercial general liability, commercial auto liability and commercial pollution liability), an additional insured endorsement shall extend to ongoing and completed operations. Service Providers’ coverage shall apply on a primary and non-contributory basis whereby no Service Provider shall receive contribution from any insurance afforded by or available to the additional insured (except to the extent that any Buyer is solely negligent). Liability coverage shall apply with or without deductible, but in no case shall retained amount exceed $25,000 per occurrence.

(c) Service Providers shall provide certificates of insurance to Buyers evidencing required coverage is in place prior to the commencement of this agreement and confirming that absolute cancellation or material change in coverage shall be not made without thirty (30) days prior written notice.

(d) Subject to Section 13(c) hereof, if Buyers elect to deliver a Stop Notice with respect to any Discontinued Products or delivers a Transfer Notice (as defined in Exhibit A-2 hereof) with respect to the relocation of any Transferred Equipment, the Service Providers may reduce the foregoing insurance limits to limits that are reasonable to reflect the reduced operations as a result of such relocation, which insurance limits shall be subject to the reasonable approval of Buyers.

14. Price; Payment; Service Costs. The Services to be provided hereunder shall be performed for the charges set forth on the applicable Exhibit hereto, but in all cases without profit or markup. All amounts payable pursuant to this Agreement shall be payable in arrears by wire transfer of immediately available funds within five (5) Business Days following delivery of a detailed billing statement or invoice. Should Buyers dispute any portion of any invoice, Buyers shall pay in full all amounts not in dispute and notify Service Providers in writing of the nature and basis of the dispute.

15. Force Majeure. Any failure or omission by a Party in the performance of any obligation under this Agreement arising from any cause or causes beyond the control of such Party shall be suspended to the extent and for the period that performance is prevented (to a maximum of five (5) Business Days in respect of obligations for the payment of money) and during such suspension shall not be deemed a breach of this Agreement or create any liability, if the same arises from any cause or causes beyond the control of such Party, including the following, which for purposes of this Agreement shall be regarded as beyond the control of each of the Parties hereto: acts of God, fire, storm, flood, hurricane, earthquake, power failure, governmental regulation or direction, acts of a public enemy, war, rebellion, insurrection, riot, terrorism, invasion, employee departure, strike or lockout; provided that the Party relying on the provisions of this Section 15 shall forthwith give to the other Party notice of such suspension, the reasons therefor and the expected duration thereof; provided, however, that no amounts shall be due and payable for any Services not provided herein, whether or not the failure to provide such Service is excused pursuant to this Section 15 or otherwise and nothing herein shall limit or restrict the right of Buyers to terminate all or part of the Services provided hereunder in accordance with the terms set forth herein.

16. Independent Contractor. The Parties agree that Service Providers are independent contractors under this Agreement and that their relationship with Buyers will not be represented as agent, partner or anything other than that of an independent contractor. Service Providers agree that all personnel employed in connection with the performance of this Agreement are, and shall be, for all purposes, employees of such Service Provider and not of any Buyer.

17. Confidentiality. Each Party (as “Receiving Party”) shall hold, and cause its directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information concerning the other Party (as “Disclosing Party”), provided, however, that to the extent that a party receiving any confidential information of the other party hereunder may receive the opinion of outside counsel that disclosure of any such confidential information is required in order that such party not commit a violation of law, such party: (a) to the extent not inconsistent with such party’s obligation to disclose, will give the other party hereto prompt notice of such request so that such party may seek an appropriate protective order; (b) may only disclose such information if it shall first have used commercially reasonable efforts to obtain an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed; and (c) if such protective order or other remedy is not obtained, or the other Party waives such Party’s compliance with the provisions of this Section 17, shall only furnish that portion of such confidential information which is legally required to be so disclosed. Notwithstanding the foregoing, no information will be considered confidential information hereunder to the extent that it can be shown to have been (x) in the public domain through no fault of the Receiving Party; (y) later lawfully acquired on a non-confidential basis from other sources by the Receiving Party; or (z) was independently developed by the Receiving Party, as shown by the written business records of the Receiving Party, without use of any other information, and neither Party shall release or disclose such information to any other person (subject to the terms and performance of this Agreement).

18. Office Furniture and Equipment. If requested by any Buyer prior to the end of the Transition Period, (a) Service Providers and such Buyer will negotiate in good faith the sale to such Buyer of any office furniture or office equipment owned by any Service Provider and located at such Service

Provider’s Connecticut Office, and (b) Service Providers will use commercially reasonable efforts to assign to such Buyer, effective as of the end of the Transition Period, the lease of any office furniture or office equipment leased by Service Providers and located at the Connecticut Office, provided, however, that in no event shall Service Providers be required to expend any funds to effectuate such assignment.

19. General.

(a) Entire Agreement; Assignment. This Agreement (including the exhibits hereto) (i) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings both written and oral between the parties hereto with respect to the subject matter hereof and thereof; and (ii) shall not be assigned by operation of law or otherwise without the written consent of all the parties hereto; provided, however, that Buyers may assign any or all of its rights and obligations under this Agreement to any subsidiary or affiliate of Buyer, but no such assignment shall relieve Buyers of their obligations hereunder if such assignee does not perform such obligations.

(b) Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

(c) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by nationally recognized overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to each other party hereto as follows:

if to Buyers:		Amrep, Inc.
1310 Seaboard Industrial Boulevard, NW
Atlanta, GA 30318
Telecopier: 404) 367-4083
Attention: Mark Bachmann, CFO and Executive Vice President

with a copy to:		Hunton & Williams LLP
600 Peachtree Street, N.E., Suite 4100
Atlanta, GA 30308-2216
Telecopier: (404) 602-9012
Attention: G. Roth Kehoe II

if to Service Providers to:		c/o Watco International Holdings Corp.
64 Avenue of Industry
Waterbury, CT 06705
Telecopier: (203) 805-0630
Attention: Michael Rohl

with copies to:		Wind Point Partners
676 N. Michigan Avenue
Chicago, IL 60611
Telecopier: (312) 255-4820
Attention: Michael L. Nelson

and

Reed Smith LLP
10 S. Wacker Drive, 40th Floor
Chicago, IL 60606

Telecopier: (312) 207-6400
Attention: Seth M. Hemming
Michelle L. Moore

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

(e) Construction. The parties hereto have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumptions or burdens of proof shall arise favoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used herein has a comparable meaning whether used in a masculine, feminine or gender-neutral form. As used in this Agreement, the word “including” and its derivatives means “without limitation” and its derivatives, the word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Reference in this Agreement to any legal term for any law, action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept or thing shall in respect of any jurisdiction other than the United States be deemed to include that legal concept or thing in that other jurisdiction which most nearly approximates that United States legal term (in addition to any other analogous legal concept or term specified). The exhibits hereto are incorporated herein by reference and made a part hereof. Any capitalized terms used in any exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement (or, in the absence of any ascribed meaning, the meaning customarily ascribed to any such term in such Service Provider’s industry or in general commercial usage). Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person. All references to dollars (or the symbol “$”) contained herein shall be deemed to refer to United States dollars.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto being duly authorized, all as of the day and year first written above.

WATERBURY COMPANIES, INC.

By:	/s/ Michael Rohl
Name: Michael Rohl
Title: Chairman of the Board, Chief Executive Officer and President

AIR GUARD CONTROL (CANADA) LIMITED

By:	/s/ Michael Rohl
Name: Michael Rohl
Title: Chairman of the Board, Chief Executive Officer and President

AMREP, INC.

By:	/s/ Mark R. Bachmann
Name: Mark R. Bachmann
Title: Executive Vice President and Chief Financial Officer

ACUITY HOLDINGS, INC.

By:	/s/ Mark R. Bachmann
Name: Mark R. Bachmann
Title: Executive Vice President, Chief Financial Officer

[Signature Page to Transition Services Agreement]

EXHIBIT A

Services To Be Provided by Service Providers to Buyers

[INTENTIONALLY LEFT BLANK]

Exhibit A

EXHIBIT A-1

Transfer of Acquired Assets

1.	Transfer of Product Lines. Following the Closing, the portion of the Acquired Assets located at the Facility consisting of Inventory and Transferred Equipment (collectively, the “Acquired Assets”) shall initially remain in the physical possession and control of Service Providers at the Facility. Buyers shall coordinate the transfer of the products currently manufactured at the Facility, including the related Acquired Assets and any equipment, inventory and supplies acquired during the term of this Agreement to Buyers’ manufacturing facilities. Performance of the Transfer Services (as defined below) shall be subject to the following terms and conditions:

•

Service Providers shall maintain, store and preserve the Acquired Assets in good operating condition consistent with Service Providers’ historical practices, using the same standard of care as Service Providers used in maintaining, storing and preserving their own assets during the twelve (12) month period immediately prior to the date hereof.

•

Service Providers shall use commercially reasonable efforts to ensure that the Acquired Assets located at the Facility are properly and securely maintained and stored in good operating condition, using substantially the same standard of care as the Service Providers have used in respect of the preservation of their own inventory and assets during the twelve (12) month period immediately prior to the date hereof and shall not, except at the direction of Buyers, sell, assign, transfer, lease, exchange or otherwise dispose of any of the Acquired Assets.

•	Following the expiration or earlier termination of the Transition Period, and unless otherwise agreed by the Parties, Buyers shall remove any remaining Acquired Assets from the Facility.

•

Buyers shall be fully responsible for developing the transfer process and methodology for the transfer of the Acquired Assets with respect to any product or line of products (each a “Product Line Transfer”), but shall nonetheless provide Service Providers with (i) at least thirty (30) days prior written notice of any Product Line Transfer and any staging thereof involving the transfer of equipment and inventory and tangible Transferred Equipment not reasonably required by Service Providers for the performance of the FMC/Spectrum Obligations or (ii) at least ninety (90) days prior notice of any Product Line Transfer and any staging thereof involving the transfer of equipment and inventory and tangible Transferred Equipment reasonably required by Service Providers for the performance of the FMC/Spectrum Obligations (each such notice, a “Transfer Notice”).

•

So long as Service Providers do not require such remaining Inventory and Transferred Equipment to fulfill their obligations under this Agreement and so long as Buyers provide the applicable Transfer Notice(s), any remaining Inventory and Transferred Equipment related to a product line shall be removed from the Facility as the Buyers transfer the manufacture of such product line from the Facility.

•

During the Transition Period and to the extent reasonably requested by Buyers, Service Providers shall use commercially reasonable efforts to assist Buyers in implementing the Product Line Transfers (the services and assistance provided by Service Providers being referred to as “Transfer Services”) by providing Buyers, Buyers’ employees and Buyers’

Exhibit A-1

independent contractors with access to the Facility and the Acquired Assets to the extent reasonably necessary to facilitate such transfer.

•

The Parties agree that the Product Line Transfers may be staged. Each of the Parties agrees to use commercially reasonable efforts to minimize disruption to ongoing manufacturing activities at the Facility (including those manufacturing activities that are the subject of the FMC/Spectrum Obligations) while any Product Line Transfer is in process.

•	The Transfer Services shall also include (but are not limited to) assistance with the following:

i.	Transfer and translation of bill of materials, product and raw material specifications, compounding and packaging instructions and specifications to Buyers’ manufacturing sites;

ii.	Transfer of all equipment used for lab analysis, testing or similar procedures for raw materials, batches, and finished products;

iii.	Transfer of all packaging, artwork and files, including the maintenance and assembly of all necessary documentation;

iv.	Planning, materials and management assistance with new customer setups, demand planning, purchasing and inventory control;

v.	Mechanical and engineering necessary to transfer the Acquired Assets and other equipment to Buyers’ manufacturing sites (to include disconnect, crating, re-installation, re-assembly and operator training and all related mechanical and engineering support;

vi.	On site technical support during initial batch compounding and packaging pilot runs;

vii.	Transfer of material, customer, and vendor master data from existing ERP system to Buyers’ ERP system;

viii.	Continuation of finished goods shipments to customers;

ix.	Transfer of all inventory and finished goods related to any Product Line Transfer to Buyers in a manner to ensure the least disruption to the shipments of finished goods;

x.	Transfer of customer service support from Service Providers to Buyers, at Buyers’ instruction and request, including the transfer of all technical information, MSDS sheets, product specifications and related information; and

xi.	Transfer or change of current freight carriers as designated by Buyers.

2.

Limitation of Liability. So long as Service Providers provide the Transfer Services in all respects with a Transfer Notice delivered by Buyers or otherwise act at the written direction of Buyers in respect of the provision of the Transfer Services, Service Providers shall not have any

Exhibit A-1

liability to Buyers or to any third party for Losses arising out of or relating to Service Providers’ provision of the Transfer Services in accordance with a Transfer Notice delivered by Buyers or any action otherwise taken at the written direction of Buyers in respect of the provision of the Transfer Services.

3.	Duration of Transfer Services: 9 months.

4.	Cost: Buyers shall bear all out of pocket fees, costs and expenses for the Transfer Services and for the cleaning, disconnection, disassembly, packaging, loading, transportation, shipment, unloading, assembly, and installation of the Acquired Assets at or to Buyers’ facilities and all other responsibilities or liabilities relating or incident thereto. Service Providers shall not incur any such fees, costs or expenses without the prior written consent of the Buyers.

Buyers shall also bear the following fees, costs and expenses:

i.	Service Provider’s allocated monthly direct overhead for each calendar month during the Transition Period attributable to the provision of the Transfer Services, provided that if Buyers elect to have any Discontinued Product(s) or deliver a Transfer Notice with respect to the relocation of any Transferred Equipment, the allocated monthly overhead attributed to Buyers shall be proportionately reduced; and

ii.	All direct costs incurred by Service Providers for the provision of the Transfer Services,

in each case those fees, costs and expenses included in the account numbers for those accounts in Exhibit D with an Exhibit reference to this Exhibit A-1, provided that (i) in no event will any such fees, costs or expenses be allocated to more than one Exhibit and (ii) such fees, costs and expenses incurred by Services Providers in respect of the Transfer Services may include certain fees, costs, or expenses not set forth in the account numbers for those accounts in Exhibit D with an Exhibit reference to this Exhibit A-1, so long as the incurrence and amount of such fees, costs or expenses are consistent with the Services Providers’ past practices.

5.	Buyer Designated Contact(s) for all Transfer Services: Steve Thomas, Kevin Beattie, Kevin Singletary, Stan Weller

Exhibit A-1

EXHIBIT A-2

Manufacturing Services

1.	Manufacturing Services. Service Providers shall perform the following manufacturing services (the “Manufacturing Services):

•

Manufacture and package the Products in accordance with the Finished Product Specifications. Without limiting the representations, warranties, covenants and standards provided or to be observed by the Service Providers in accordance with this Agreement, Service Providers agree that they shall perform and provide the Manufacturing Services in a diligent, professional and workmanlike manner in accordance with accepted industry standards applicable to the performance of the Manufacturing Services.

•

Delivery of Products manufactured under this Agreement (before the applicable Project Line Transfer) to Buyers’ customers at the addresses provided by Buyers and in accordance with a schedule developed by Service Providers in order to timely meet all customer orders received by Service Providers or received by Buyers and delivered to Service Providers, provided that such schedule shall be consistent with Service Providers’ historical practices, using at least the same quality and timeliness as Service Providers used in performance of such deliveries of their own products for the twelve (12) month period immediately prior to the date hereof and shall be subject at all times to the review and approval of the Buyers. Such deliveries of Products to Buyers’ customers, including the shipper(s) used, shall be made in a manner consistent with Service Providers’ historical practices, using the same standard of care in delivering such Products as Service Providers used in performance of such deliveries of their own products during the twelve (12) month period immediately prior to the date hereof but shall be subject at all times to the review and approval of the Buyers. With respect to the portion of the Acquired Assets that represent finished Products as of the Closing, Service Providers shall retain possession of such finished Products at the Facility and shall ship to Buyers’ customers from the Facility, provided that the title to such Products shall at all times remain with the Buyers.

•

The Parties acknowledge that (i) this shall not be deemed to require Buyers to purchase all of its requirements of Products from Service Providers, and (ii) Buyers may produce Products in its own facilities prior to the expiration of the Transition Period.

•

Notwithstanding the continued performance of the FMC/Spectrum Obligations by Service Providers, Buyers shall not have and shall not be deemed to have any control over, responsibility for or liability arising from or out of the performance of the FMC/Spectrum Obligations.

•

Subject to advance notice and the then committed production schedule for the Services, Service Providers shall manufacture, to the extent requested by Buyers, sufficient inventory to ensure that there are no missed shipments or other breaks in service during a transition period for the transition for federal and state purposes to the applicable Buyers’ EPA, state and other registration numbers.

2.

Product Orders. Buyers shall place orders with Service Providers (in a manner consistent with the way orders were placed with Service Providers pre-Closing and with necessary and appropriate lead times to be mutually agreed as amongst the Parties) for specified quantities of

Exhibit A-2

the Products to be manufactured, packaged and shipped to Buyers’ customers at specified delivery times. Until and unless otherwise directed by Buyers to reduce the amount of Products manufactured (provided Buyers give Service Providers not less than thirty (30) days prior written notice), Service Providers shall manufacture Products in amounts that are consistent with Service Providers’ historical practices with respect to manufacturing of the Products; provided further, however, that if the provisions of the WARN Act are applicable to Waterbury, then the notice period required by this provision shall be not less than seventy (70) days prior written notice to Service Providers.

3.	Warranty.

•

Service Providers warrant to Buyers that any Products manufactured hereunder will be manufactured in accordance with the Finished Product Specifications. Further, all such Products, and all inventory of raw materials received, shall be tested by the Service Providers at the Facility in accordance with past procedures and the Methods of Manufacture and otherwise as required by Applicable Law. The foregoing shall not limit the representations, warranties, covenants, and standards required of Service Providers by this Agreement.

4.	Safe Handling. Buyers and Service Providers shall promptly provide the other with any material information it discovers or develops relating to the safe handling of Products and the raw materials contained therein.

5.	Trademarks and Intellectual Property License. Buyers hereby grant to Service Providers a royalty free, non-exclusive license to use its trademarks for the Products (“Trademarks”) and all registered or unregistered intellectual property rights of Buyers (including intellectual property acquired from Service Providers in connection with the Asset Purchase Agreement) (collectively, “Business Intellectual Property”) for the Transition Period to the extent necessary for Service Providers to perform the Services. Service Providers agree that they shall:

•	not acquire any additional right or interest in or to the Trademarks and /or any Business Intellectual Property;

•	not use any Trademarks in combination with any other mark, name, word device symbol or logo except as provided for under this Agreement;

•

not use, register or attempt to register any trademarks, company, business or trading names or domain names which are identical or similar or would incorporation any of the Trademarks or any aspect of them without Buyers’ prior written approval; or

•	not do anything which brings the Trademarks of Buyers into disrepute or which otherwise damages the goodwill attached to the Trademarks.

6.	Duration of Manufacturing Services: 9 months.

7.

Cost: Buyers shall bear all fees, costs and expenses of operating the Facility (to the extent not otherwise paid or allocated pursuant to another Exhibit) so long as Service Providers are providing Manufacturing Services pursuant to this Agreement, provided, further, that the payment by Buyers of such fees, costs and expenses shall be proportionally reduced to reflect Discontinued Products or the delivery of the Transfer Notice. Buyers shall bear all out of pocket costs and expenses relating to the delivery of Products to Buyers’ customers (if not borne by

Exhibit A-2

Buyers’ customers). Buyers shall receive a credit each month against the amounts payable pursuant to the preceding sentence or be reimbursed by an amount equal to the sum of:

(A) the product of the (i) number of units of each product produced pursuant to the FMC/Spectrum Obligations that utilizes raw materials inventory purchased by Buyers and (ii) the unit standard cost for each such product as reflected on the Service Providers’ books on the date hereof; and

(B) the product of the (i) number of units of each product produced pursuant to the FMC/Spectrum Obligations that utilizes only raw materials purchased by Service Providers and (ii) the unit standard cost, labor and overhead for each such product as reflected on the Service Providers’ books on the date hereof.

In each case the fees, costs and expenses to be paid pursuant to this Exhibit A-2 shall be included in the account numbers for those accounts in Exhibit D with an Exhibit reference to this Exhibit A-2, provided that (i) in no event will any such fees, costs or expenses be allocated to more than one Exhibit and (ii) such fees, costs and expenses incurred by Services Providers in respect of the Manufacturing Services may include certain fees, costs, or expenses not set forth in the account numbers for those accounts in Exhibit D with an Exhibit reference to this Exhibit A-2, so long as the incurrence and amount of such fees, costs or expenses are consistent with the Services Providers’ past practices.

8.	Buyer Designated Contact for Manufacturing Services: Steve Thomas, Stan Weller, Cedric Brown, Kevin Beattie, Kevin Singletary

Exhibit A-2

EXHIBIT A-3

Strategic Sourcing

1.	Strategic Sourcing. The scope of the Strategic Sourcing Services includes managing suppliers and vendors of raw materials, chemicals, packaging, purchased finished goods, freight and any service agreements and ordering in a timely and effective manner the same.

•

With respect to the products that are the subject of the FMC/Spectrum Obligations and any Product Line (until the Product Line Transfer with respect to such Product Line), Service Provider shall conduct all product sourcing and scheduling, and shall order and requisition any and all raw materials, chemicals, packaging, purchased finished goods, and/or freight necessary to manage the product schedule in accordance with the Services described on Exhibit A-2 and otherwise necessary to timely and completely meet all customer orders, provided that Service Providers shall conduct all product sourcing, purchase orders and other requisitions in accordance with vendor, pricing and quantity guidelines provided by Buyers to Service Providers in writing from time to time.

•	With respect to each vendor order, Service Providers shall receive such orders and conduct necessary testing as set forth in Exhibit A-2.

•

Invoices for all such orders (other than invoices for raw materials, chemicals, packaging, purchased finished goods, and/or freight that relate solely to the manufacture of the products that are the subject of the FMC/Spectrum Obligations) shall be sent to Buyers, pursuant to written instructions to be provided by Buyers, for the same to be paid. At all times title to such raw materials, chemicals, packaging, purchased finished goods, freight and/or the Products (other than raw materials, chemicals, packaging, purchased finished goods, and/or freight that relate solely to the manufacture of the products that are the subject of the FMC/Spectrum Obligations) shall remain with Buyers. Further, in respect of raw materials, packaging, purchased finished goods, and freight allocable to the manufacture of products that are the subject of the FMC/Spectrum Obligations, Service Providers agree to provide Buyers with reasonable rights of audit of such materials.

•	In no event shall any existing supply, service or vendor agreement of Service Providers be renewed or entered into without Buyers’ consent other than solely relating to the FMC/Spectrum Obligations.

•

Once a Product Line Transfer occurs, raw materials, chemicals, packaging, purchased finished goods, and/or freight shall be purchased under Buyers’ supplier and vendor agreements at the prices set forth therein.

•

Upon the termination of the Transition Period and except for raw materials, chemicals, packaging, purchased finished goods, freight and/or products that are the subject of the FMC/Spectrum Obligations, Service Providers shall deliver to Buyers all raw materials, chemicals, packaging, purchased finished goods, freight and/or Products that are in such Service Provider’s possession as of the expiration or termination date, excluding, in the sole discretion of Buyers, those raw materials, chemicals, packaging, purchased finished goods, freight and/or Products deemed as obsolete, slow moving or otherwise as excessive inventory. For the avoidance of doubt, Buyers shall bear all costs and expenses associated with moving from the Facility all such raw materials, chemicals, packaging, purchased

Exhibit A-3

finished goods, freight and/or Products that are in such Service Provider’s possession as of the expiration or termination date.

2.	In addition to the foregoing, the Service Providers shall provide:

•	Detailed contract review/transfer meetings;

•	Pricing agreements and schedules (where no contract exists); and

•

Access and copies to all supplier history files (including 3 year spend history files by supplier and SKU, quality issues history, delivery issues history (open and closed in past 12 months), supplier rating (formal & informal, open and closed in past 24 months) and shall keep the same up-to-date during the Transition Period.

3.	Duration of Strategic Sourcing Services: Until all Product Line Transfers are complete.

Cost: Buyers shall bear all direct costs incurred by Service Providers for the provision of the Strategic Sourcing Services, which such direct costs are comprised of those costs included in the account numbers for those accounts in Exhibit D with an Exhibit reference to this Exhibit A-3, provided that (i) in no event will any such fees, costs or expenses be allocated to more than one Exhibit and (ii) Services Providers’ direct costs in respect of the Strategic Sourcing Services may include certain fees, costs, or expenses not set forth in the account numbers for those accounts in Exhibit D with an Exhibit reference to this Exhibit A-3, so long as the incurrence and amount of such fees, costs or expenses are consistent with the Services Providers’ past practices.

4.	Buyer Designated Contact(s) for Strategic Sourcing Services: Cedric Brown, Steve Thomas

Exhibit A-3

EXHIBIT A-4

Regulatory Compliance

1.	Regulatory Requirements. Without limiting the representations, warranties, covenants and standards set forth in the Agreement, Service Providers shall use commercially reasonable efforts to comply in all material respects with all Applicable Law applicable to and in connection with, among other things, the manufacture, distribution, packaging and storage of raw materials, materials in process, Products, and products that are the subject of the FMC/Spectrum Obligations, and the generation, storage, transportation and disposal of all wastes and by-products arising out of the manufacture and packaging of such to facilitate the assumption of responsibility for development of formulated products by Buyers (the services and assistance provided by Service Providers being referred to as “Regulatory Services”). The scope of the Regulatory Services includes compliance in all material respects with the following:

•	FIFRA requirements (including remaining current with all EPA PR Notices, Quarterly FIFRA 6A2 Reporting, and Annual Pesticide Producers Reporting);

•	Federal and State EPA Registrations & Associated Fees;

•	Federal, State and Local VOC and other air regulations (including but not limited to federal and state CARB, OTC, LADCO and similar local regulations);

•	OSHA Regulations (including provision of OSHA workplace compliant Material Safety Data Sheets or Canadian WHMIS compliant MSDS where applicable;

•	Labeling requirements for all products as appropriate (including but not limited to CPSC, OSHA, FIFRA, Canadian WHMIS or CCCR and State Right-To-Know);

•	Proposition 65 warning requirements when required;

•	EPA Regulations, including the Toxic Substances Control Act (“TSCA”) (including but not limited to all ingredients on the TSCA inventory and 12b reporting for exports); and

•	DOT regulations including classifications for finished products.

2.	Duration of Regulatory Services: Until all Product Line Transfers are complete.

3.	Cost: Buyers shall also bear the following fees, costs and expenses, Buyers shall bear all fees, costs and expenses for the Regulatory Services. Such costs and expenses shall include:

i.	Service Provider’s allocated monthly direct overhead for each calendar month during the Transition Period attributable to the provision of the Regulatory Services, provided that the allocated monthly overhead attributed to Buyers shall be proportionately reduced to reflect any cessation or reduction in the provision of the Regulatory Services; and

ii.	All direct costs incurred by Service Provider for the provision of the Regulatory Services,

Exhibit A-4

in each case those fees, costs and expenses included in the account numbers for those accounts in Exhibit D with an Exhibit reference to this Exhibit A-4, provided that (i) in no event will any such fees, costs or expenses be allocated to more than one Exhibit and (ii) such fees, costs and expenses incurred by Services Providers in respect of Regulatory Services may include certain fees, costs, or expenses not set forth in the account numbers for those accounts in Exhibit D with an Exhibit reference to this Exhibit A-4, so long as the incurrence and amount of such fees, costs or expenses are consistent with the Services Providers’ past practices.

4.	Buyer Designated Contact(s) for Regulatory Services: David Korn

Exhibit A-4

EXHIBIT A-5

General IT System/Network Support

1.	Service Providers shall use commercially reasonable efforts to provide certain information technology, information management and information technology infrastructure support services to the extent consistent with past practice (the services and assistance provided by Service Providers being referred to as “IT Support Services”). The scope of the IT Support Services include the following:

IT Support Service	Duration of IT Support Services	Description
Network	120 days	Canada has network connections with Verizon and will need to maintained until Buyers moves to AT&T or extends services

Network Switches	120 days	Avaya monitors and manages the switches in Canada

Software Support	Until termination of all Services hereunder	To the extent necessary to provide the Services, Service Providers to provide access to and support of any and all IT software systems at the Facility and the Connecticut Office to those employees (whether of Service Providers or Buyers) providing the Services hereunder

General IT Support	Until termination of all Services hereunder	Service Providers to provide IT system support services, including infrastructure and desktop support, system administration and other general support at the Facility and the Connecticut Office

2.	Cost: Buyers shall bear all direct costs incurred by Service Providers for the provision of the IT Support Services, which such direct costs are comprised of those costs included in the account numbers for those accounts in Exhibit D with an Exhibit reference to this Exhibit A-5, provided that (i) in no event will any such fees, costs or expenses be allocated to more than one Exhibit and (ii) Services Providers’ direct costs in respect of the IT Support Services may include certain fees, costs, or expenses not set forth in the account numbers for those accounts in Exhibit D with an Exhibit reference to this Exhibit A-5, so long as the incurrence and amount of such fees, costs or expenses are consistent with the Services Providers’ past practices.

3.	Buyer Designated Contact(s) for IT Support Services: Kevin Beattie

Exhibit A-5

EXHIBIT A-6

Accounting/Financial Support

1.	Service Providers shall use commercially reasonable efforts to provide certain accounting, finance and tax support services (the services and assistance provided by Service Providers being referred to as “Accounting/Financial Support Services”). The scope of the Accounting/Financial Support Services includes the items set forth below and may include such additional items as the Parties mutually agree.

Delivery of all materials must be provided using an Excel-based format mutually agreed upon by both parties.

2.	Financial Reporting

•	Provide access to and copies of historical data requested of Buyers and, to the extent practicable, in an electronic format requested by Buyer.

•

On a monthly basis, by the 5th working day of the subsequent month, perform a closing of each calendar month end in such a way that is consistent with current processes so as to be able to deliver the schedules outlined below.

•	Prepare, and provide for review, monthly account reconciliations in a format comparable to what is currently done for each account listed in the working capital agreement.

•

Provide supporting detailed schedules as part of each month end, for Inventory, Fixed Assets, Other Assets, AR, AP, and Accrued Liabilities and any other assets and liabilities acquired by the Buyers pursuant to the Asset Purchase Agreement and subject to transition. System generated reports must be converted to an Excel format before delivered.

•	Provide a trial balance starting on the third day of the closing process.

•	Provide daily reporting of order entry and invoiced sales. Daily reports are to be available by 3:00 pm EST for the previous day.

•

Provide weekly and month end reporting of sales revenue and the raw material portion of the associated cost of goods sold. Such reporting shall include (but is not limited to) the following: (i) “Gross Sales by Customer,” with each customer identified by “Channel” (Ex: Distribution, Retail) and “Segment” (ex; industrial, institutional, retail, consumer), and (ii) “Gross Sales by Product,” with each product identified by “Specific Brand,” or as “Private Label” or “Generic” and an indication of whether the product is considered “Green.” Weekly reports are to be available by Monday at 3:00 pm EST for the previous week. Month end reports are required on day 3 of closing.

•	Provide reasonable access to existing personnel for on-the-job training, subject to parties mutually agreeing on the costs associated with such transition service.

•	Not change any accounting policies and procedures except to the extent approved in writing by Buyers.

Exhibit A-6

•	Conduct periodic physical inventories of the raw materials, finished goods, and other inventories.

Duration: Until termination of all Services hereunder.

3.	Billing, Receivable and Collections (BRC)

Except with respect to FMC and Spectrum Brands:

•

Maintain all billing personnel and processes, an inbound call or other customer support group, and other BRC functions to assist with customer billing, questions and the resolution of all other BRC matters until such time that Buyers and Service Providers have transitioned customer master files, selling programs and related billing/collection practices.

•

Post collections of cash against outstanding accounts receivable using data provided by such Service Provider’s bank and/or Buyers as applicable. Posting should be completed immediately upon receiving required information/payments.

•	Weekly, provide Buyers with an invoice level accounts receivable aging. Weekly reports are to be available by Monday at 3:00 pm EST for the previous week.

•	Provide access to customer files as requested.

•	Provide reasonable access to existing personnel for on-the-job training, subject to parties mutually agreeing on the costs associated with such transition service.

•	Any changes in existing policies and procedures existing as of the Closing Date must be mutually agreed upon by Service Providers and Buyers.

Duration: Until termination of all Services hereunder.

4.	Billing, Receivable and Collections (BRC)—Sales Commission & Other Liabilities

•	Calculate monthly and quarterly sales commissions, rebates, discounts, promotional activity, royalty programs, etc. Provide detail of these calculations on a monthly basis.

•	Calculate and provide detail monthly on sales tax billings and the associated sales tax accruals.

•	Provide reasonable access to existing personnel for on-the-job training, subject to parties mutually agreeing on the costs associated with such transition service.

•	Any changes in existing policies and procedures existing as of the Closing Date must be mutually agreed upon by Service Providers and Buyers.

Duration: Until termination of all Services hereunder.

5.	Treasury

Exhibit A-6

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Maintain a daily spreadsheet detailing all inbound payments received on behalf of the Buyers and posted to accounts receivable in accordance with instructions provided in the above BRC section. Resulting cash balances should be used to settle trade accounts payable and other liabilities assumed by Buyers at the Closing Date. Record of such disbursements should also be made within a spreadsheet that is furnished to Buyers. These receipt and disbursement schedules should be provided to Buyers on a weekly basis (each Friday), and should include any other daily cash activity for any and all accounts, both open and closed, maintained by Service Providers subsequent to the closing date not addressed by inbound payments and disbursement addressed above. Receivable postings and payable settlements should be supported by the invoice level accounts receivable aging reports and check/disbursement registers discussed in the BRC and Accounts Payable sections of this Agreement.

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The receipt and disbursement schedules should reflect the net cash position of Service Providers relative to cash collected during the week versus cash demands created by liabilities assumed by Buyers. Upon receipt of the weekly schedules, Buyers, along with Service Providers, will determine amounts to be funded by Buyers to Service Providers. Payment will be initiated within one business day of such determination.

•	Provide reasonable access to existing personnel for on-the-job training, subject to parties mutually agreeing on the costs associated with such transition service.

Duration: Until termination of all Services hereunder.

6.	Accounts Payable and Procurement

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Maintain all accounts payable and, subject to the other provisions of this Agreement, other relevant accrued liability personnel and processes to assist with settlement of liabilities assumed by Buyers upon the Closing Date until such time that Buyers and Service Providers have transitioned vendor master files, volume-based or other rebate programs and related accounts payable/disbursement practices.

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With respect to purchases made after the Closing Date, upon receipt of supplier invoices related to purchasing activity, Service Providers shall forward such invoices to Buyers who will coordinate approval, coding and payment.

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With respect to trade payables and other liabilities outstanding as of the Closing Date and acquired by the Buyers at that time, Service Providers will arrange and execute payment using funds either collected by Service Providers on behalf of Buyers or provided directly from the Buyers pursuant to the instructions listed in the above Treasury section of this Agreement. Payment should be made in accordance with supplier payment terms existing at time of Closing Date, and should not precede payment due date by more than five days.

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Weekly, provide Buyers with an invoice level accounts payable aging as well as documents requested in the Treasury section. Weekly reports are to be available by Monday at 3:00 pm EST for the previous week.

•	Provide access to supplier files as requested.

•	Provide reasonable access to existing personnel for on-the-job training.

Exhibit A-6

•	Any changes in existing policies and procedures existing as of the Closing Date must be mutually agreed upon by the Service Providers and the Buyers.

Duration: Until termination of all Services hereunder.

Cost: Buyers shall bear all fees, costs and expenses for the Accounting/Financial Support Services. Such costs and expenses shall include:

i.	Service Provider’s allocated monthly direct overhead for each calendar month during the Transition Period attributable to the provision of the Accounting/Financial Support Services, provided that the allocated monthly overhead attributed to Buyers shall be proportionately reduced to reflect any cessation or reduction in the provision of the Accounting/Financial Support Services; and

ii.	All direct costs incurred by Service Provider for the provision of the Accounting/Financial Support Services,

in each case those fees, costs and expenses included in the account numbers for those accounts in Exhibit D with an Exhibit reference to this Exhibit A-6, provided that (i) in no event will any such fees, costs or expenses be allocated to more than one Exhibit and (ii) such fees, costs and expenses incurred by Services Providers in respect of the Accounting/Financial Support Services may include certain fees, costs, or expenses not set forth in the account numbers for those accounts in Exhibit D with an Exhibit reference to this Exhibit A-6, so long as the incurrence and amount of such fees, costs or expenses are consistent with the Services Providers’ past practices.

7.	Tax Reporting

Service Providers shall continue to report and pay any sales tax, use tax, value added tax, goods and services tax or similar tax required to be reported and paid by Service Providers in connection with the Services provided hereunder,

Duration: Until termination of all Services hereunder.

Cost: Reimbursement by Buyers of any sales tax, use tax, service tax or value added tax (but in no event for any income or similar tax) actually incurred and paid by Service Providers in connection with the Services provided hereunder. For clarity, reimbursement of any taxes by Buyers shall occur only in respect to those taxes arising from provisions of the Services and in no event shall Buyers reimburse Service Providers for any taxes incurred and paid by Service Providers for any activities falling outside of the scope of the Services as set forth in this Agreement.

Buyer Designated Contact for all Accounting/Financial Support Services: Clay Miller, Ann Watkins, Sharon McDaniel, Mike Sandlin

Exhibit A-6

EXHIBIT A-7

Registration Services

1.	Registration Services. Pursuant to Section 2.1(a) of the Asset Purchase Agreement, Service Providers upon the filing of appropriate transfer agreements with the EPA and comparable international regulatory authorities will have sold to Buyers and Buyers will have purchased from Service Providers the Registrations and associated Registration Data. However, because the EPA and/or other Governmental Entities must record and/or approve such transfer of ownership, Service Providers will remain the owner of such Registrations and Registration Data until the recordation and approval of such transfers. In accordance with the foregoing, Service Providers shall provide to Buyers services relating to the transfer, maintenance and/or transition of the Registrations and Registration Data (the “Registration Services”). The Registration Services shall include (but are not be limited to) the following activities:

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Service Providers shall assist and cooperate with Buyers in respect of the drafting and execution of transfer documentation necessary on forms promulgated by the EPA or any other applicable Governmental Entity for transferring the Registrations and/or the Registration Data to Buyers at EPA and/or in respect of any other Governmental Entity, including the identification of all relevant Registration Data and all other necessary information needed to transfer ownership of such Registrations in accordance with Applicable Laws including regulatory support in correspondence for conversions of federal and state registrations, supplemental registrations, outsourced product registration/supplemental registrations, contract fills and others as determined;

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Upon (1) receipt of all Registration Data necessary for the completion of an EPA transfer agreement for the subject Registrations and Registration Data, (2) the approval of new labels required pursuant to the labeling issues identified in Section 3.17(d) of the Amendment to the Seller Disclosure Schedule dated September 2, 2010 and (3) the registration and approval for sale of such products in each of the states and other jurisdictions where such products have been historically sold, Buyers shall as promptly as practical file with the EPA such transfer agreement with respect to the transferred Registrations and Registration Data. Notwithstanding the foregoing, Buyer shall not seek transfer of Registration #9444-137 until the earlier of (i) FMC securing a “me-too” registration for Registration # 9444-137 or (ii) February 28, 2011;

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In connection with the transfer to Buyers of EPA product registrations #9444-236 (formerly # 9444-175) “Country Vet 80”, #9444-237 (formerly # 9444-158) “CB Country Vet Purge 3” and # 9444-241 (formerly #9444-168) “Country Vet Fogger with IGR” (collectively, the “Transition Products”) by Waterbury under the Asset Purchase Agreement in accordance with the terms and conditions of this Agreement, Waterbury hereby assigns to Buyers all of its rights (the “FMC Rights”) with respect to the Transition Products under section 2(b)(2) of that certain Transition Services Agreement dated February 20, 2009 by and between Waterbury and FMC (the “FMC Rights Assignment”), until such time as Waterbury obtains new state registrations for the Transition Products (for each state, a “New Registration”), under their respective new registration numbers 9444-236, 9444-237 and 9444-241 (hereafter the “New Registration Numbers”), at which time the FMC Rights shall revert back to Waterbury in full;

Exhibit A-7

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In connection with the FMC Rights Assignment, Buyers appoint Waterbury as its agent and agrees to fully cooperate with Waterbury in transitioning the Transition Products registered in the various states under registrations # 9444-158, # 9444-168 and #9444-175 (collectively, the “Old Registration Numbers”) to their respective New Registration Numbers. Upon securing each New Registration for each Transition Product in each individual state, Buyers shall (i) discontinue use of the former Old Registration Number for each such Transition Product produced immediately after the New Registration takes effect in that state and (ii) label any Transition Product produced immediately after the New Registration takes effect in such state under its respective New Registration Number. Notwithstanding the preceding two sentences, if EPA approves the transfer of a Transition Product’s Registration to Buyers before Waterbury has completed the New Registration in any state, then for each such state, Buyers shall promptly apply for their own state registration number for such Transition Product and, immediately upon the approval of Buyers’ registration number, Buyers shall use such registration number for the sale of such Transition Product in such state in lieu of either the Old Registration Numbers or the New Registration Numbers;

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Service Providers shall use commercially reasonable efforts to: (i) maintain the Registrations with the EPA; (ii) maintain the Registrations with any other Governmental Entities; and (iii) ensure that Service Providers remain current and comply in all material respects with all Applicable Laws during the Transition Period in respect of the Registrations and the Registration Data, including without limitation the payment of any maintenance or similar fees;

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In connection with any Registration for which Service Provider is a supplemental registrant, Service Providers shall use commercially reasonable efforts to maintain such Registrations with the EPA, to conform the Registration to the requirements of the primary registrant, and to ensure that the labels used by the Service Provider conform at all times to the approved master labels used by such primary registrant and are otherwise in all material respects in compliance with Applicable Law;

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Except with respect to any change, amendment or cancellation mandated by EPA or another Governmental Entity (a “Government Mandated Change”) or required pursuant to the immediately preceding bullet point, Service Providers shall not make any amendments, cancellations, modifications or changes to the Registrations or any labels or related materials without Buyers prior written consent, but in the event of any Government Mandated Change or other change required pursuant to the immediately preceding bullet point, Service Providers shall promptly provide notice to Buyers upon Service Providers’ receipt of such required change;

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Service Providers also shall promptly provide notice to Buyers of any requests for Registration Data or other information associated with the Registrations or their active ingredients (including but not limited to, EPA data call-ins) received by Service Providers;

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Upon request by Buyers, Service Providers shall submit to EPA and any other Governmental Entity notifications or amendments to modify the approved specifications and labeling for the Products as may be reasonably requested by Buyers from time to time during the Transition Period;

Exhibit A-7

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Upon request by Buyers, Service Providers shall promptly designate Buyers as their registration agent with EPA and/or any other Governmental Entity to facilitate the transfer, maintenance, and transition of the Registrations and allow Buyers to communicate directly with EPA and/or any other Governmental Entity regarding the Registrations;

•	Service Providers shall notify Buyers promptly of any communications from EPA or any other Governmental Entity regarding the Registrations;

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Service Providers shall also cooperate and assist Buyers in obtaining the transfer of Registrations by providing access to any and all Registration Data submitted by Service Providers to EPA or any other Governmental Entity to support the Registrations, as necessary, for Buyers to rely on the Registration Data to obtain transfer and/or maintenance of the Registrations;

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To the extent any Registrations are held by third parties on behalf of Service Providers, Service Providers shall promptly direct such third parties to take any action necessary to effectuate the transfers contemplated by the Registration Services; and

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Service Providers shall, at its cost, identify all Registration Data necessary to support any and all claims made in any Registration and related labels and technical and marketing materials, provided that if after the date hereof:

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any Registration is subject to an industry-wide EPA data call-in (i.e., pursuant to an EPA data call-in that is not solely directed to Service Providers), Buyers shall bear the costs of obtaining all such Registration Data necessary to respond to such industry-wide EPA data call-in;

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any Registration has been identified as not having all necessary Registration Data to support any current claims made on or prior to the Closing Date with respect to such product, its related labels, and technical and marketing materials (A) by the consultant hired by Service Providers; (B) by Buyers or its consultants (acting in good faith); or (C) pursuant to an EPA data call-in or any other notice provided by applicable Governmental Entities specifically directed at Service Providers, Sellers shall pay the cost of obtaining all such Registration Data; and

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any Registration has been identified as not having all necessary Registration Data to support any claims first made after the Closing Date (other than as a result of label changes pursuant to Section 3 of this Exhibit A-7) with respect to such product, its related labels, and technical and marketing materials by (A) the consultant hired by Service Providers or (B) pursuant to an EPA data call-in or any other notice provided by applicable Governmental Entities specifically directed at Service Providers, Buyers shall pay the cost of obtaining all such Registration Data.

2.	Additional Canadian Registration Services. In addition to the Registration Services set forth in Section 1 of this Exhibit A-7 and specifically with respect to Registration Services to be provided

Exhibit A-7

in connection with any Registrations and/or affected Products subject to the Applicable Laws of Canada, Service Providers shall assist and cooperate with Buyers in complying with that certain Regulatory Directive DIR2005-2 dated 1 September 2005 (the “Canadian Directive”), promulgated under the Pest Control Products Act by the Pest Management Regulatory Agency of Health Canada (the “PMRA”). The Registration Services to be provided by Service Providers in connection with the Canadian Directive shall include (but are not limited to) the following:

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Following the closing of the Asset Purchase Agreement, cooperation and assistance as reasonably necessary for the submission of a change request with the PMRA for transfer of ownership of affected Registrations and Products from Service Providers to Buyers, which such change request shall include:

•	A cover letter describing the circumstances surrounding the change;

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A signed, completed copy of the Attestation to Accompany an Administrative Process for a Change in Registrant for Pest Control Products included as an appendix to the Canadian Directive confirming (i) the contact information for the Buyers, (ii) that the marketplace labels of affected Products will be reprinted to reflect the new registrant’s name; and (iii) that the Buyers will comply with the conditions of registration and will submit any data requirements;

•	A listing of affected Products and affected Registrations by registration number and name as well as any open applications by application number and corresponding name; and

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Supporting Registration Data and any other legal documentation that confirms that the Buyers (i) are in a position to assume full legal responsibility for the Registrations (i.e., Certificate of Incorporation and Good Standing) and (ii) are legally entitled to the Products (i.e., a copy of the Asset Purchase Agreement);

•	Such further cooperation and assistance as reasonably necessary to respond any follow up requests or otherwise from the PMRA;

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After the PMRA acknowledges completion of the change request and only to the extent that Service Providers continue to provide Manufacturing Services with respect to such affected Products, taking all such further necessary action to reprint labels to reflect the change in registration to Buyers; and

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After the PMRA acknowledges completion of the change request and only to the extent that Service Providers continue to provide Manufacturing Services with respect to such affected Products, providing cooperation and assistance as reasonably required by Buyers to over-sticker or over-label affected Products already in the marketplace or to otherwise advise retailers and users of the new contact information of Buyers.

3.

Labeling. Service Providers have identified labeling issues in Section 3.17(d) of the Amendment to the Seller Disclosure Schedule dated September 2, 2010 (the “Disclosure Update”) and have identified Inventory that utilize labels that require revision. Service Providers have developed a corrective action plan to correct the labels utilized on the products, which plan is attached hereto

Exhibit A-7

as Exhibit E (the “Corrective Action Plan”). In connection with the correction of the foregoing, the Corrective Action Plan segregates the identified labeling issues between those products and Registrations for which modification of the labels is required before any product can be shipped, which are the first eight registrations on the Corrective Action Plan (the “Eight Registrations”) and the remaining products and Registrations for which products can be shipped and kept in commerce within the meaning of Applicable Law (the “Remaining Registrations”). In connection with the correction of the foregoing and the execution of the Corrective Action Plan:

•	Service Providers shall use commercially reasonable efforts to complete the Corrective Action Plan in accordance with its terms;

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Service Providers shall have identified, segregated and marked all inventory containing labels for products that utilize the Eight Registrations and have been identified as requiring revision pursuant to the Disclosure Update (the “Quarantined Inventory”) so that such Quarantined Inventory is not shipped and is not otherwise in commerce as determined by Applicable Law;

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Service Providers shall, as promptly as practicable, prepare new labels for each product that is identified under the Eight Registrations and shall not ship any Quarantined Inventory (or any inventory using any old label for such products) without first having replaced the label and all labeling such that the same complies with Applicable Law;

•	Service Providers shall, as promptly as practicable prepare new labels for each product that is identified under the Remaining Registrations;

•	Each such new label shall be submitted to Buyers for Buyers’ review and comment and Buyers’ reasonable changes that are submitted as promptly as practicable shall be incorporated into such labels;

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Following Buyers’ review of each label, Service Providers shall promptly submit for approval and/or file all labeling with each applicable Governmental Entity, including each state in which such products are sold or intended to be sold;

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With respect to any Registration for which Service Provider is a supplemental registrant, to the extent required pursuant to Applicable Law, Service Provider shall submit to applicable primary registrant for approval any proposed label;

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Once approved and available for use on inventory, if relabeling is required, Service Providers shall remove all old labels on all inventory and shall affix on such inventory the new, approved and available labels so that the manufacturing, sale, offering for sale and introduction into commerce of such inventory is, at all times, in compliance, in all material respects, with Applicable Law including with respect to labels and labeling;

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Service Providers shall notify Buyers of the re-labeling of any such inventory with new labels in accordance with the foregoing and shall provide Buyers with reasonable advance notice prior to any shipment of such inventory or the movement of Quarantined Inventory from any segregated area of the Service Provider’s locations and enable Buyers to inspect such relabeled inventory; and

•	Service Providers shall use commercially reasonable efforts to conduct all of the foregoing Services in a manner so as not to disrupt the sale or shipment of any inventory

Exhibit A-7

to any customer and Buyers shall exercise its approval rights in a manner so as to avoid any such disruption;

Notwithstanding any of the foregoing and any approval by Buyers of the labels or the re-labeled inventory, Service Providers shall at all times during the Transition Period be responsible for compliance, in all material respects, with all Applicable Law with respect to labels and labeling.

4.	Right to Distribute and Sell. During the Transition Period, Service Providers hereby grant to Buyers the exclusive right to package, label, manufacture and sell Products in accordance with and under the Registrations using Service Providers’ current labeling and packaging.

5.	Copies of Materials. During the Transition Period, Service Providers shall assist Buyers in the duplication and transfer to Buyers of (i) complete historical EPA documentation files for each FIFRA product including “adverse effect” reports, data call in responses, confidential statements of formula submissions, stop sale notices, agency and state correspondence and other applicable materials, (ii) all raw material MSDSs on file, (iii) copies of all production records and quality control test results for the seven (7) years prior to the date hereof for each product manufactured or sold pursuant to a Registration; and (iv) copies of all production records and quality control tests results for each product manufactured or sold other than pursuant to a Registration in the three (3) years prior to the date hereof;

6.	Duration of Registration Services. Until the end of the Transition Period.

7.	Cost: Transfer fees or other payments required to be paid to any Governmental Agency to facilitate transfer of the Registrations shall be paid by the Buyer. All costs for the provision of the services described in Section 3 of this Section A-7 shall be paid by the Service Providers

8.	Buyer Designated Contact(s) for Registration Services: Stan Weller, Brian Cartwright, Irene Bolling

Exhibit A-7

EXHIBIT A-8

Management Services

1. Executive Services. Service Providers shall make available the services of Michael Rohl and Ron Lombardi and other executives of the Service Providers to advise on marketing issues, product development and similar issues.

2. Duration of Executive Services: Until the end of the Transition Period.

3. Cost. The services provided by Michael Rohl and Ron Lombardi pursuant to this Exhibit A-8 shall be provided without charge. The Parties will mutually agree on the fees, costs and expenses to be paid in connection with the provision of Management Services for other executives.

4. Buyer Designated Contact(s) for Executive Services: Mark Bachmann, Joe Seladi

Exhibit A-8

EXHIBIT B

CSPA Product CareSM Guidelines

(The Registrant will furnish supplementally a copy of this exhibit to the Commission upon request.)

EXHIBIT C

Finished Product Specifications

(The Registrant will furnish supplementally a copy of this exhibit to the Commission upon request.)

EXHIBIT D

Estimate of Actual Costs of Transfer Services, Manufacturing Services and Regulatory Services

(The Registrant will furnish supplementally a copy of this exhibit to the Commission upon request.)

EXHIBIT E

Corrective Action Plan

(The Registrant will furnish supplementally a copy of this exhibit to the Commission upon request.)